Exhibit 99(a)(18)

Press Release

WAVECOM CORRECTS CERTAIN STATEMENTS BY GEMALTO

Issy-les-Moulineaux (France) – November 20, 2008.

Wavecom, a leading provider of embedded wireless technology for M2M communication, remains confident in the future prospects of the M2M market, the ability of Wavecom to retain and develop its role as a leading player in this market and reiterates its opposition to the hostile takeover bid from Gemalto.

Gemalto’s public communications in the last 48 hours (notably interviews given by Olivier Piou on November 18 on BFM radio and to Reuters) contain information including inaccuracies which, in the interest of Wavecom’s shareholders, need to be corrected.

Gemalto’s offer cannot be lowered

In his interview with Reuters, Olivier Piou stated regarding the Offer price of Gemalto: “I could have lowered it on the back of the poor Q3 results and I could have lowered it because of the fall in the stock market”.

Wavecom is surprised by this comment, because the irrevocability principle for offers in France does not allow the lowering of the price of a public offer in the circumstances stated above.

Gemalto is trying to buy Wavecom at a price, which is not considered by the Board to be attractive

In its Schedule 14D-9 (as amended, filed with the US Securities and Exchange Commission) and its response document (“Note en Réponse” as declared conform by the Autorité des Marchés Financiers (the “AMF”) on November 13, 2008), Wavecom’s Board demonstrates the undervaluation of Gemalto’s Offer.

For example, Wavecom considers that Gemalto’s Offer is not attractive since it represents a discount of 23% to 37% to the Company’s implied valuation range of 9.1 euros to 11.1 euros per share based on the multiples paid in the Siemens Wireless Modules transaction1 (by far the most comparable transaction, see Wavecom’s “Note en Réponse” p20).

[1]	Source: estimates of the transaction value from Mergermarket : « an undisclosed consideration estimated to be in the range of EUR 150 to 200m »

Given the above, the statement from Olivier Piou on BFM radio, relative to the current Offer of 7 euros per share, that Wavecom shareholders should “take it or leave it”, is illustrative of a close-minded attitude towards Wavecom and its shareholders. Wavecom regrets that Gemalto has chosen to go down this unconstructive path.

Wavecom is surprised by the comments of Olivier Piou on Wavecom strategy and positioning

Thanks to its overall strategy, Wavecom has achieved one of its corporate goals by becoming a widely-recognised leader in its chosen field of M2M communications and is well-positioned to take full advantage, in the best interests of all stakeholders, of the future and exciting prospects of the market.

Given that Gemalto has itself decided to acquire Wavecom and recognised Wavecom’s role as “one of the main suppliers of smart technology” with “a clear strategy aiming at significantly developing its services offering”, taking advantage of a “strategic position on a market with strong growth potential” (Gemalto Information Document as declared conform by the AMF on October 24), Wavecom considers Olivier Piou’s recent remarks regarding Wavecom’s strategy to be unnecessarily argumentative and in contradiction with Gemalto’s previous statements.

Ronald Black, Wavecom CEO concluded “I am surprised and disappointed in Gemalto’s tone in its recent communication and it is within my mandate as CEO and Board Member of Wavecom to work toward delivering more value to our shareholders than Gemalto’s current offer.”

Wavecom – the wireless M2M experts

Wavecom is a leading provider of embedded wireless technology for M2M (machine-to-machine) communication. We provide a range of GSM/GPRS, CDMA, EDGE and 3G Wireless CPUs; programmable processors which also act as wireless modules or wireless modems. These are backed by a C and Lua-based cellular wireless software suite which includes a real-time operating system (RTOS), a software development environment based on Eclipse™, and several Plug-Ins (GPS, TCP/IP, security, Bluetooth™, Lua script and more). We also offer a wide range of professional and operated services. Our solutions are used for automotive telematics, smart metering, fleet management, GSM/GPS/satellite tracking, wireless alarms, wireless POS (point of sales), WLL (fixed voice), remote monitoring and many other M2M applications.

Founded in 1993 and headquartered in Issy-les-Moulineaux (France) near Paris, Wavecom has subsidiaries in Hong Kong (PRC), Research Triangle Park, NC (USA), Farnborough (UK), Munich (Germany) and Sao Paolo (Brazil). Wavecom is publicly traded on Euronext Paris (Eurolist) in France and on the NASDAQ (WVCM) exchange in the U.S.

http://www.wavecom.com

Contact Wavecom Lisa Ann Sanders Director Communications and Investor Relations Tel: +33 (0)1 46 29 41 81 e-mail: lisaann.sanders@wavecom.com

Contact Brunswick :

Andrew Dewar

Jérôme Biscay

Tel: +33 (0) 153 96 83 83

e-mail: wavecom@brunswickgroup.com

Contact Lovallo IR PR:

US Investor Relations

John D. Lovallo, President

Lovallo Communications Group, LLC

Tel: +1 203 431 0587

e-mail: johnlovalloirpr@sbcglobal.net

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which are not historical facts. Such forward-looking statements are based on the beliefs of Wavecom’s management as well as assumptions made by and information currently available to them. Actual results may vary significantly from those contemplated by these forward-looking statements based on a variety of factors. Words such as “outlook,” “potential,” “emerging,” “growth”, “anticipates,” “expects,” “believes,” “intends,” “plans,” “continuing,” “seeks,” “forecasts,” “estimates,” “goal,” and similar expressions often identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding the future of the M2M industry, the SIM card industry and other industries, future economic and market conditions, the future performance of Wavecom and Gemalto, the promise of Wavecom’s strategic initiatives, Wavecom’s business pipeline, projections and assumptions underlying Wavecom’s financial analysis of its value and the offer, and the future value of Wavecom’s tax assets. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Important factors that may cause such differences include, but are not limited to, those described in Wavecom’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, in the sections entitled “Item 3. Key Information – Risk Factors” and “Item 5. Operating and Financial Review and Prospects.”

Further risks and uncertainties associated with Gemalto’s unsolicited proposal to acquire Wavecom include: the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Wavecom; the risk that the acquisition proposal will make it more difficult for Wavecom to execute its strategic plan and pursue other strategic opportunities; the risk that the future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations; the risk that Wavecom may be unable to secure superior value as a stand-alone company or by pursuing other strategic alternatives; and the risk that stockholder litigation in connection with the Gemalto’s unsolicited proposal, or otherwise, may result in significant costs of defense, indemnification and liability. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made.

Wavecom shareholders are urged to read Wavecom’s “Note en réponse” and its Solicitation/Recommendation Statement on Schedule 14D-9 as they contain important information. The “Note en réponse” and the Solicitation/Recommendation Statement and other public filings made from time to time by the Company are available without charge from, respectively, the AMF’s website at www.amf-france.org or the SEC’s website at www.sec.gov, and at www.wavecom.com.

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